        EXHIBIT 10.1

PERSONAL AND CONFIDENTIAL

July 12, 2013

Teri List-Stoll
2968 Annwood Street
Cincinnati, Ohio 45206

Dear Teri,

I am very pleased to provide you with this letter confirming the verbal offer that we extended to you for the position of Senior Vice President, Finance, Kraft Foods Group, Inc., followed by Executive Vice President and Chief Financial Officer, Kraft Foods Group, Inc. upon any resignation from the current CFO. Your initial position will report to Tim McLevish and will be located in Northfield, IL USA. As we discussed, your hire date is scheduled to be on or around September 3, 2013. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer as an SVP and separately upon any resignation from the current CFO and your promotion to that role

Annualized Compensation (Target Opportunity)
Your annual compensation will be comprised of three components: (i) annual base salary, (ii) annual incentive opportunity and (iii) long-term incentive opportunity. The value of your annual base salary and the target value of your annual incentive opportunity and long-term incentive opportunity are described below. You may earn greater or less than the target value depending upon your individual performance and Company performance.

Component of Compensation	SVP	CFO*
Annual Base Salary	$710,000	$710,000
Annual Target Incentive (70% of base salary; 90% of base salary)	$497,000	$639,000
Long-Term Incentive Target	$1,200,000	$1,500,000
Total Target Annual Compensation	$2,407,000	$2,849,000

Each component of your compensation is described in greater detail below.
* Upon any resignation from the current CFO and your promotion to that role

July 12, 2013

Annual Incentive Opportunity
You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target annual incentive award opportunity under MIP will be equal to 70% of your base salary (and your maximum incentive award opportunity will be equal to 175% of your base salary, capped at 250% of target). The actual amount you will receive may be lower or higher than your target incentive award opportunity depending on your individual performance and the performance of the Company. Your 2013 annual incentive award will be paid in cash and payable in March 2014. Your MIP eligibility will begin on your date of employment.

Long-Term Incentive Opportunity
Typically, each year you will be granted a mix of long-term incentive (LTI) awards up to 150% of your target opportunity. Generally, this mix will include performance shares, restricted stock units (RSUs) and stock options. At the beginning of each year, the total target value of your LTI awards will be established by the Company. In 2013, the annual long-term incentive awards and the relative value of these awards were as follows:

•	Performance Shares (60% of the total LTI grant value)

•	Stock Options (20% of the total LTI grant value)

•	Restricted Stock Units (20% of the total LTI grant value)
The Company reserves the right to change the mix, type and value of long-term incentive awards granted to you each year. The complete terms and conditions of your long-term incentive grants will be set forth in Kraft’s Stock Award Agreement.

•	Performance Shares
You will be eligible to participate in the Company’s performance share program. The following are the key attributes of the performance share program:

•	Performance Cycle. You will begin participation in the performance share program for the three-year performance cycle starting on January 1, 2014 (“2014 Performance Cycle”).

•
Grant of Performance Shares at Target. At the beginning of the 2014 Performance Cycle, you will be granted performance shares with a fair market value equal to a percentage of the total value of your LTI awards for 2014.

•
Performance Measures and Goals. The Company will set performance goals which must be achieved for you to vest in your grant of performance shares. Typically, the Company will set threshold, target and maximum performance goals and corresponding payout levels.

•	Determination of Performance Shares Earned and Vested. The number of performance shares you earn will be based upon the performance of the Company

July 12, 2013

against the pre-defined performance goals during the 2014 Performance Cycle. Based on this determination, the actual number of performance shares you will receive may be lower or higher than your target performance share grant.

•
Accrual and Payment of Dividends. Dividend equivalents will be accrued and paid in shares of common stock at the end of the Performance Cycle, based on the number of performance shares that are earned.

•	Payment of Earned Performance Shares. Earned performance shares will be paid to you during the first quarter of 2017. These shares will not be subject to any restrictions or conditions.

It is anticipated that a new three-year performance cycle will begin each year in January.

•	Restricted Stock Units
You will be eligible to participate in the Company’s RSU program. The following are the key attributes of this program:

•	Grant date. RSU awards are typically granted on an annual basis, with the next award anticipated to be granted in the first quarter of 2014.

•
Size of grant. For 2014, you will be granted an RSU award with a fair market value equal to a percentage of your total LTI grant value. However, the size of future awards will be based on your individual performance and other relevant factors considered by the Company.

•	Dividends. You will receive dividend equivalents on your RSU grant during the vesting period consistent in amount and timing with that of Common Stock shareholders.

•	Vesting. Your 2014 RSU grant will be subject to a service-based vesting schedule to be determined by the Company at the date of grant. Typically it is a three-year cliff vest.

•	Stock Options
You will be eligible to participate in the Company’s stock option program. The following are the key attributes of this program:

•	Grant date. Stock options are typically granted on an annual basis, with the next award anticipated to be granted in the first quarter of 2014.

•
Size of grant. For 2014, you will be granted a stock option award with a fair market value equal to a percentage of your total LTI grant value. However, the size of future awards will be based on your individual performance and other relevant factors considered by the Company.

July 12, 2013

•	Vesting. Your 2014 stock option grant will be subject to a service-based vesting schedule to be determined by the Company at the date of grant. Typically it is a three-year pro-rata vest.

•
Exercise price. The exercise price of your 2014 stock option grant will be determined by the Company at the date of grant. Typically it is equal to the closing price of a share of Company stock on the date of grant.

•
Exercise period. You may exercise all or any portion of your vested stock options at any time through the tenth anniversary of the grant date. After that date, you will forfeit any unexercised stock options.

Sign-On Incentives
As an incentive to join Kraft, you will receive the following one-time sign-on incentives in the form of cash and stock on your hire date:

Stock Sign-On Incentives:	$1.1 million stock option grant

•	Vest 50% on 2/28/14, 30% on 2/18/15, and 20% on 2/18/16

$1.1 million RSU grant

•	Vest 50% on 2/28/14, 30% on 2/18/15, and 20% on 2/18/16

$1.2 million RSU grant

•	Vest 100% on 2/12/18

$300,000 RSU grant

•	Vests 100% three years after your start date

$300,000 stock option grant

•	Vests 33% one year after your start date, 33% two years after your start date, and 34% three years after your start date

Cash Sign-On Incentive:	$500,000 in cash paid on or around your start date, subject to a two year repayment

For the stock sign-on incentive, the actual number of RSU and stock options that you will receive will be determined based upon the fair market value of Kraft Foods Group, Inc. Common Stock on your date of hire and Kraft’s 2013 stock option trading ratio of 7:1 (seven options for each full value RSU). You will be paid dividend equivalents on the RSUs during the vesting period consistent in amount and timing with that of Common Stock shareholders.

You will be required to sign an Employee Expense Repayment Agreement. If, prior to the end of the two-year repayment period, your employment with the Company ends due to involuntary termination for reasons other than cause, you will not be required to repay the cash sign-on amount paid at hire. If, prior to the end of the two-year repayment period, your employment with

July 12, 2013

the Company ends due to circumstances that would make you eligible for severance pay under the Kraft Severance Pay Plan applicable to your position at the time of termination, you will not be required to repay the cash sign-on bonus.

If prior to full vesting of the sign-on RSU and stock options granted per this offer letter, your employment with the Company ends due to involuntary termination for reasons other than cause, the total number of unvested RSU and stock options shall vest on the scheduled vesting dates, provided you execute a release and waiver as well as a non-compete and non-solicitation at the time of termination.

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable policy, procedure, rule or regulation of the Company ; or 3) engaging in conduct which materially adversely reflects on the Company.

The complete terms and conditions of your equity grants will be set forth in Kraft’s standard Stock Award Agreement.

Financial Counseling Perquisite

You will be eligible for an annual financial counseling allowance of $7,500. You may use any financial counseling firm of your choosing and submit the firm’s invoices directly to the Company for payment.

Deferred Compensation Program

You will be eligible to participate in the Executive Deferred Compensation Program. This program allows you to voluntarily defer on a pre-tax basis a portion of your salary and/or your annual incentive to a future date. Investment opportunities under this program are designed to mirror the Company’s 401(k) plan. Additional information for this program will be provided to you upon request.

Management Stock Purchase Plan (MSPP)

Kraft also provides voluntary stock purchase opportunities. You are able to elect to defer up to 50% of your annual Management Incentive Plan cash bonus award in the form of deferred stock units (DCUs), and the company will match of 25% this bonus deferral into the MSPP in the form of restricted stock units (RSUs) with a three year vest. Additional information for this program will be provided to you prior to the next enrollment period, which will occur in November 2013 for your 2014 MIP payable in Q1 2015.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to two and one half times your base salary as an SVP and four times your base salary upon any promotion to the CFO role.

July 12, 2013

You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted/deferred stock or share equivalents held in the Company’s 401(k) plan. It does not include stock options or unvested performance shares.

Other Benefits

Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the Kraft Benefits Summary brochure that we previously sent to you. You will be eligible for 30 days of Paid Time Off (PTO).

If your employment with the Company ends due to an involuntary termination other than for cause, you may be eligible to receive severance benefits in accordance with the Company severance policy in effect at the time of your termination.

To assist in your relocation from Ohio to Illinois, we offer relocation assistance as outlined in Kraft’s Relocation Guide.

Other Matters

The benefits provided to you under this offer letter are subject to the specific terms of each plan as set forth in the governing plan documents.

You will be a U.S. employee of the Company and your employment status will be governed by and shall be construed in accordance with the laws of the State of Illinois. As such, your status will be that of an “at will” employee. This means that either you or Kraft is free to terminate the employment relationship at any time, for any or no reason, with or without notice.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

If you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for

July 12, 2013

the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)
the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

* * * * *

This offer is contingent upon successful completion of our pre-employment checks, which may include a background screen, reference check, and post-offer drug test pursuant to testing procedures determined by Kraft.

Teri, we are excited at the prospect of you joining our team and are confident you will make a significant impact at Kraft. Please acknowledge your acceptance of the above offer by signing below and returning this letter to me. If you have any questions, please call me at (847) 646-7675.

Sincerely,

Diane Johnson May
Executive Vice President, Human Resources

I accept the offer as expressed above.

______________________________            _____________
Signature                            Date